Exhibit 99.2

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Hexcel Corporation Announces Conversion of Preferred Stock into Common Stock

STAMFORD, CT. December 29, 2005—Hexcel Corporation (NYSE/PCX: HXL) announced that, at its request, the holders of its Series A Convertible Preferred Stock converted all preferred stock held by them into Hexcel common stock, effective today.

Investment funds affiliated with Goldman Sachs converted 42,324 shares of preferred stock into approximately 14.1 million common shares, and affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC converted 28,405 shares of preferred stock into approximately 9.5 million common shares. After the conversion, both the Goldman Sachs investors and the Berkshire/Greenbriar investors continue to hold the same percentage of Hexcel’s total voting power as they did prior to the conversion — approximately 15.3% for the Goldman Sachs investors and 10.3% for the Berkshire/Greenbriar investors. After giving effect to these conversions, Hexcel’s issued and outstanding common stock will be approximately 92.3 million shares. There are no longer any shares of any class of capital stock outstanding other than common stock.

Had the preferred stock remained outstanding through March 20, 2006, it would have automatically converted into common stock in accordance with its terms on the first date on or after March 20, 2006 in which the closing price of Hexcel’s common stock exceeded $9.00 per share for 60 consecutive trading days.

In connection with the conversion, Hexcel will record a non-cash charge of $12.6 million in the fourth quarter. The charge represents the write-off of the remaining portion of the unamortized beneficial conversion feature, issuance discount and deferred financing costs remaining from the original issuance of the preferred stock. This charge will be included in “Deemed preferred dividends and accretion” in the condensed consolidated statements of operations. “Deemed preferred dividends and accretion” is expected to be $13.5 million for the fourth quarter, 2005, including the non-cash charge from conversion.

Mr. David E. Berges, Chairman, President and CEO, noted “We asked our investors to consider this early conversion, and are pleased that they agreed. In addition to the confidence in Hexcel that this voluntary conversion represents, this will simplify the accounting presentation of Hexcel’s financial results going forward.” Mr. Berges also stated that “Although at this time neither the Goldman Sachs investors nor the Berkshire/Greenbriar investors have requested that we register any of their shares for sale under their registration rights agreements with Hexcel, they are generally free to require such a registration at any time. There have been no changes in the agreements between Hexcel and these investors.”

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Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

Contact Information
Investors:	Media:
Stephen C. Forsyth	Michael Bacal
(203) 969-0666 ext. 425	(203) 969-0666 ext. 426
stephen.forsyth@hexcel.com	michael.bacal@hexcel.com